UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2015

The New York Times Company

(Exact name of registrant as specified in its charter)

New York	1-5837	13-1102020
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

620 Eighth Avenue, New York, New York		10018
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 556-1234

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) On December 17, 2015, The New York Times Company (the “Company”) approved a grant of a three-year equity award to Mark Thompson, president and chief executive officer, with an aggregate grant date value of $3.0 million. The equity award, which was made pursuant to the Company’s 2010 Incentive Compensation Plan (the “Plan”) and is subject in all respects to the terms thereof, consisted of:

•	$1.5 million in the form of 110,947 restricted stock units for shares of Class A common stock that will vest on December 17, 2018, subject to Mr. Thompson’s continued employment (except as described below); and

•	$1.5 million in the form of a performance share award consisting of the potential to receive from 0% to 200% of a target of 98,361 shares of Class A common stock. The performance award has a three-year performance period beginning on December 28, 2015 and ending on December 30, 2018, with vesting subject to Mr. Thompson’s continued employment (except as described below) and based on the Company’s total stockholder return relative to that of the companies comprising the Standard & Poor’s 500 Stock Index as of the beginning of the performance period, expressed as a percentile (“Relative TSR”). No payout of the performance award will be made if the Relative TSR is less than the 25th percentile. Payouts will range from 30% to 200% of the target for Relative TSR from the 25th to the 75th or above percentile. Notwithstanding the foregoing, if the Company’s total stockholder return is negative during the performance period, the payout will be capped at 100% of the target share amount regardless of the Relative TSR, and in all cases, the payout will be capped at a number of shares of Class A common stock with a fair market value at the time of payout equal to $6.0 million.

In the case of Mr. Thompson’s death or Disability (as defined in the Plan) the restricted stock units would vest. In addition, a portion of the performance shares would be delivered at the end of the performance period based on actual performance, prorated to reflect the number of days during the performance period that Mr. Thompson was an active employee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE NEW YORK TIMES COMPANY

Date: December 21, 2015	By:	/s/ Kenneth A. Richieri
Kenneth A. Richieri
Executive Vice President and General Counsel